[BCE INC. LOGO] News release

For Immediate Release
December 11, 2008

BCE privatization transaction will not proceed

MONTRÉAL, Québec – BCE Inc. (TSX, NYSE: BCE) today announced that it received last evening from the Purchaser, a company formed by an investor group led by Teachers’ Private Capital, the private investment arm of the Ontario Teachers’ Pension Plan, and affiliates of Providence Equity Partners Inc., Madison Dearborn Partners, LLC, and Merrill Lynch Global Private Equity, a notice purporting to terminate the Definitive Agreement dated June 29, 2007, as amended. BCE disputes that the Purchaser was entitled to terminate the Definitive Agreement, as such notice was delivered prematurely, prior to the outside date for closing of the transaction, and therefore invalid. Given the Purchaser’s position, the BCE privatization transaction will not proceed.

As previously announced, the closing of the privatization transaction is contingent upon the fulfillment of several closing conditions, including, pursuant to Section 8.1(f) of the Definitive Agreement, the receipt at the effective time of a positive solvency opinion from KPMG. Earlier this morning, KPMG confirmed that it would not be able to deliver an opinion that BCE would meet, post transaction, the solvency tests set out in the Definitive Agreement.

In light of these developments, BCE will be terminating the Definitive Agreement in accordance with its terms, and will be demanding payment of the $1.2-billion break-up fee from the Purchaser. All closing conditions have been satisfied by BCE, other than the solvency opinion, a condition to closing that was to be satisfied by its nature at the effective time.  Under such circumstances, the agreement provides that the break up fee will be owed to BCE by the Purchaser. The Purchaser has taken the position that it is not obligated to pay the break-up fee.

In addition, the BCE Board intends that immediately following termination of the Definitive Agreement in accordance with its terms, it will address a reinstatement of its common share dividend beginning with its fourth quarter common share dividend payable on January 15, 2009, and that it will return capital to its shareholders through a Normal Course Issuer Bid.

Caution Concerning Forward-Looking Statements
This news release contains forward-looking statements and other statements that are not historical facts. Such forward-looking statements are subject to important risks, uncertainties and assumptions. The results or events predicted in these forward-looking statements may differ materially from actual results or events. As a result, we cannot guarantee that any forward-looking statement will materialize and you are cautioned not to place undue reliance on these forward-looking statements.

The forward-looking statements contained in this news release are made as of the date of this release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. For additional information with respect to the break-up fee obligations of the Purchaser and the sponsors, and certain of the underlying assumptions and risks that could affect our forward-looking statements, please refer to the Definitive Agreement and the limited guaranty agreement, each dated June 29, 2007, as amended, BCE’s management proxy circular dated August 7, 2007, BCE’s 2007 annual management’s discussion and analysis (“MD&A”) dated March 5, 2008 included in the Bell Canada Enterprises 2007 Annual Report, BCE’s 2008 First Quarter MD&A dated May 6, 2008, BCE’s 2008 Second Quarter MD&A dated August 5, 2008 and BCE’s 2008 Third Quarter MD&A dated October 28, 2008, all filed by BCE with the Canadian securities commissions (available at www.sedar.com) and with the U.S. Securities and Exchange Commission (available at www.sec.gov). These documents are also available on BCE’s website at www.bce.ca.

About BCE
BCE is Canada’s largest communications company, providing the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Under the Bell brand, the Company’s services include local, long distance and wireless phone services, high-speed and wireless Internet access, IP-broadband services, information and communications technology services (or value-added services) and direct-to-home satellite and VDSL television services. BCE also holds an interest in CTVglobemedia, Canada’s premier media company. BCE shares are listed in Canada and the United States. For corporate information on BCE, please visit www.bce.ca.

For inquiries, please contact:

Mark Langton Bell Media Relations 416 581-4339 mark.langton@bell.ca	Thane Fotopoulos BCE Investor Relations 514 870-4619 thane.fotopoulos@bell.ca